Exhibit 21.1

Subsidiaries of the Registrant

Entity	Jurisdiction
Subsidiaries of LifeStance Health Group, Inc.
LifeStance TopCo, L.P.	Delaware

Subsidiaries of LifeStance TopCo, L.P.
LifeStance Ultimate Holdings, Inc.	Delaware

Subsidiaries of LifeStance Ultimate Holdings, Inc.
Lynnwood Intermediate Holdings, Inc.	Delaware

Subsidiaries of Lynnwood Intermediate Holdings, Inc.
LifeStance Health Holdings, Inc.	Delaware

Subsidiaries of LifeStance Health Holdings, Inc.
LifeStance Health, Inc.	Delaware

Subsidiaries of LifeStance Health, Inc.
Balance Women's Health, LLC	Oklahoma
LifeStance Health – Nevada, LLC	Nevada
LifeStance Health – Wisconsin, LLC	Wisconsin
Advent Medical Group, LLC	Missouri
LifeStance Health – Arizona, LLC	Arizona
OBHC Management Company Inc.	Washington
Orlando Behavioral Healthcare Corporation	Florida
LifeStance Health – Colorado, LLC	Colorado
Delaware County Professional Services, Inc.	Pennsylvania
LifeStance Health – Michigan, LLC	Michigan
Carmel Psych Management Services, LLC	New York
Behavioral Health Solutions, LLC	Missouri
Commonwealth Counseling Associates, Inc.	Virginia
Advent Professionals, LLC	Missouri
Orlando Behavioral Administrators Corporation	Florida
Alternative Behavioral Care, LLC	Missouri
Behavioral Health Practice Services, LLC	Delaware
Psychological & Behavioral Consultants, LLC	Ohio
Behavioral Health Management Solutions, Inc.	New Hampshire
Personal Recovery Network, LLC	Georgia
Anxiety and Stress Management Institute, LLC	Georgia
The Counseling Center of Nashua, Inc.	New Hampshire
LHM MASS, Inc.	Delaware
Sunrise Counseling & Psychological Services, LLC	Virginia
Ascendant Behavioral Health, LLC	Utah

Subsidiaries of LHM MASS, Inc.
LifeStance Health Management Massachusetts, LLC	Delaware

Subsidiaries of Behavioral Health Practice Services, LLC
Portrait Health Properties, Inc.	Illinois